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                                  EXHIBIT 21.1

                      SUBSIDIARIES OF ENB BANKSHARES, INC.


        ENB Bankshares, Inc. owns 100% of the stock of ENB Delaware Bankshares, Inc. which owns 100% of the stock of Eagle National Bank.






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